Exhibit 99

                    NDS Group Plc: Earnings Release
             for the Quarter and Year Ended June 30, 2005


    NEW YORK & LONDON--(BUSINESS WIRE)--Aug. 9, 2005--NDS Group Plc (NASDAQ:NNDS) (EURONEXT:NNDS):

    -- Full year revenues up 56% to $556 million; quarterly revenues up 45% to $147 million

    --  Full year operating income up 90% to $92 million

    --  56.7 million active digital TV smart cards

    -- New contracts signed with SuperSUN in Hong Kong and Auna in Spain for content protection for IP television and VOD service

    -- SOFTBANK Group rolls out BBTV nationwide IP Video services from early July

    -- New contract signed with Viasat for secure broadband TV in Sweden

    NDS Group plc (NASDAQ / Euronext Brussels: NNDS) today announced its results for the quarter and for the year ended June 30, 2005.
    Commenting on NDS's performance, Dr Abe Peled, President and Chief Executive Officer, said: "This has been a very challenging year for NDS, one in which we had to rapidly expand our resources to meet the expansion of new customer projects, as well as make progress on the integration of our MediaHighway acquisition. I am pleased to report that we are being successful in meeting these challenges, and were able to achieve excellent financial results. We are continuing to focus on effective execution of our strategy and are confident that in doing so we will create value for our customers and our shareholders."
    Alexander Gersh, Chief Financial Officer, added: "In fiscal 2005 NDS was able to exceed consensus estimates of revenue growth and operating income, while continuing investment in customer support and innovation. We end the year in an extremely strong position with $340 million in cash and look forward to continuing success in fiscal 2006."

    KEY PERFORMANCE MEASURES


               Quarter   Quarter   % change   Year     Year   % change
                 ended     ended             ended    ended
               June 30,  June 30,          June 30,  June 30,
                 2005      2004               2005     2004
----------------------------------------------------------------------

----------------------------------------------------------------------
Revenues
(thousands)    $146,834  $101,288   +45%   $556,330 $356,663      +56%
----------------------------------------------------------------------
Operating
 Income (Loss)
(thousands)     $20,146   $(1,032)  N/A     $92,191  $48,425      +90%
----------------------------------------------------------------------

----------------------------------------------------------------------
Net Income
(thousands)     $21,907       $51   N/A     $73,998  $37,055     +100%
----------------------------------------------------------------------

----------------------------------------------------------------------
Diluted net
 income per
 share            $0.38     $0.00   N/A       $1.29    $0.67      +93%
----------------------------------------------------------------------

----------------------------------------------------------------------
Authorized
 smart cards
----------------------------------------------------------------------
Net additions  2.0        3.0                12.7      9.6
               million    million            million   million
----------------------------------------------------------------------
At end of      56.7       44.0               56.7      44.0
 period        million    million            million   million
----------------------------------------------------------------------


    OPERATIONAL REVIEW

    At June 30, 2005 NDS had 56.7 million active digital TV smart cards, an increase of 29% compared to June 30, 2004. Our middleware solution, MediaHighway, has been installed in a cumulative total of
20.4 million set-top boxes, an increase of 2.0 million or 11% over the year.

    Highlights this quarter include:

    -- Viasat - Viasat Broadcasting further extends their relationship with NDS by selecting Synamedia (TM), allowing Viasat to securely make available its pay-TV channels to over 300,000 households in 50 Swedish cities that are connected to the Bredbandsbolaget fibre network.

    -- SOFTBANK BBTV - Our Synamedia(TM) solution, will be deployed in the second phase of a commercial software roll out to SOFTBANK Group's BBTV customers. This is a large-scale commercial launch of a secure pay-TV service across 47 prefectures, or districts, in Japan and will give customers IPTV plus more than 5200 video titles on demand.

    -- SuperSUN - SuperSUN, the pay-TV service of Galaxy Satellite Broadcasting Limited in Hong Kong, has selected Synamedia (TM) to provide its secure broadband architecture. The system will enable the delivery of premium content including VOD service to SuperSUN's IP Platforms.

    -- Auna - Using the Synamedia(TM) solution integrated with VideoGuard(R) content protection, Auna will make its existing cable pay-TV service and Video-on-Demand available to new subscribers that are connected to the Auna broadband ADSL network across Spain's major cities.

    -- VideoGuard Express - NDS continues to develop solutions for pay-TV broadcasters including smaller and mid-size operators. VideoGuard Express provides off-the-shelf, standard features to fit the needs of the smaller and mid-size platform operators at an affordable price.

    FINANCIAL REVIEW

    The results of the fiscal 2005 periods and the comparisons with fiscal 2004 are significantly affected by business conducted with DIRECTV. Until August 13, 2003, we provided conditional access services, including the supply of smart cards to DIRECTV in the United States. The contract came to an end on August 13, 2003 and subsequently we received payments under post-termination support arrangements. Additionally, we realized revenue in the first and second quarters of fiscal 2004 from DIRECTV for the use of NDS technology contained within cards which DIRECTV had procured from a third party.
    In March 2004, NDS and DIRECTV signed a new six-year contract for conditional access services. Under the new contract, we receive monthly fees for the provision of conditional access services, which includes NDS taking on the obligation to provide periodic replacement smart cards in the future as an integral part of our security maintenance activities. In June 2004, we also re-commenced the supply of new smart cards.
    Comparisons are also affected by the results of the MediaHighway business which we acquired on December 16, 2003.

    Revenues

    Revenues were $146.8 million for the quarter ended June 30, 2005 compared to $101.3 million for the quarter ended June 30, 2004. Full year revenues in fiscal 2005 were $556.3 million compared to $356.7 million in fiscal 2004.
    Conditional access revenues increased by 73% for the quarter and by 90% for the year. The increase in conditional access revenues is due to a combination of an increase in the number of smart cards supplied and growth in the number of authorized smart cards in use. The quantity of smart cards delivered in each period is as follows:


                     For the three months ended   For the years ended
                         30-Jun-05    30-Jun-04   30-Jun-05  30-Jun-04
 (in millions)             -------     -------     -------    -------

 Number of smart cards
  delivered                   8.8         3.0        30.8        8.0
                           =======     =======     =======    =======


    The increase in smart card sales in the quarter compared to the previous fiscal year is principally due to demand from DIRECTV, to whom we sold virtually no smart cards in the equivalent quarter of the previous fiscal year. The increase over the fiscal year is due to demand from DIRECTV and also to higher purchases from Sky Italia, which completed the migration of all their subscribers to NDS technology, and higher demand from our Latin American customers.
    The number of authorized cards in use at our broadcast platform customers has grown as follows:



                                      Jun-03      Jun-04        Jun-05
(in millions)                         ------      ------       -------

Number of authorized smart
 cards                                 34.4         44.0          56.7
                                      ======      ======       =======


    The growth in authorized cards in use reflects the demand for smart cards noted above. The volume of cards supplied exceeds the increase in authorized smart cards in use due to a mixture of churn and the build-up of inventory by platform operators. The prior year periods included only four month of conditional access service fee income from DIRECTV as the new contract was effective from March 1, 2004 and card sales to DIRECTV only resumed towards the end of June 2004. The prior year nine month period includes conditional access revenues from a third party that used NDS technology within their smart cards, with no comparable amounts in the current fiscal year.
    Revenues from integration, development and support have decreased by 20% for the quarter and by 5% for the full year. The full-year impact of the MediaHighway acquisition and revenue from work related to Sky Italia's migration were offset by revenues in fiscal 2004 from FOXTEL and from our previous contract with DIRECTV.
    Revenues from license fees and royalties increased by 45% for the quarter and by 38% for the full year. In fiscal 2005, conditional access royalties were higher from Sky Italia and from other customers which experienced subscriber growth. During fiscal 2005 we also received royalties from the download of our set-top box software as part of the Sky Italia migration of its entire platform to our technology and the results also reflect the full-year contribution from customers acquired with the MediaHighway middleware business. As of June 2005, we estimate that a cumulative number of 20.4 million set-top boxes containing NDS middleware had been shipped, an increase of 2.0 million since June 2004. During fiscal 2005 we have been working on developing middleware for DIRECTV. The download of our middleware to DIRECTV set-top boxes started successfully in the latter part of the fourth quarter of fiscal 2005, however our revenue recognition criteria were not met as of June 30, 2005. We expect to recognize revenue from this during fiscal 2006 and beyond.
    Revenues from new technologies which includes our advanced PVR deployment, interactive infrastructure, gaming applications and IPTV product deployments, increased by 11% in the quarter and by 32% for the year as a whole. The increase is due to the higher number of subscribers using our technology, the deployment of our technology on new platforms and initial revenues from new Synamedia contracts. We have recognized initial revenue from the supply of various interactive infrastructure components to DIRECTV, but not, as yet, any revenue from PVR projects for DIRECTV.
    Revenue comparisons are also affected by the relative weakness of the U.S. dollar over the course of fiscal 2005 compared to fiscal 2004. Approximately 46% of our revenues were denominated in currencies other than the U.S. dollar and we estimate that exchange rate movements have favoured reported revenues in fiscal 2005 by approximately $4 million. The exchange rates in fiscal 2006 to date have indicated a stronger U.S. dollar and if this trend continues there will be an adverse affect on our reported revenues for fiscal 2006.

    Cost of goods and services sold and gross margin

    Smart card costs have increased substantially because of the volumes of smart cards supplied. Our unit prices are usually lower for customers who take very large volumes of smart cards and therefore unit margins from smart cards have been lower in fiscal 2005 periods than for the corresponding periods in fiscal 2004. Operations and support costs have increased substantially due to the greater number of NDS employees working on customer delivery and support and on smart card processing. We pay royalties to certain third parties for use of technology we have licensed. Increases in royalty costs were due to higher revenues and a change in the mix of those revenues. These factors have resulted in a decline in gross margins as a percentage of revenues in fiscal 2005 compared to fiscal 2004. Additionally, fiscal 2004 included conditional access revenues received from a third party that used NDS technology contained within its smart cards and set-top box royalties from DIRECTV, with no comparable amounts in fiscal 2005. No costs (apart from royalty expenses) were incurred in relation to these revenue items and hence gross margin, as a percentage of revenues in fiscal 2004 was unusually high.

    Operating expenses

    Our main operating costs are employee costs, facilities costs, depreciation and travel costs. We had approximately 2,508 employees (including contractors) at June 2005 as compared to 2,004 at June 2004.
    Our research and development costs rose by 14% in fiscal 2005 primarily due to additional personnel. We expanded our research and development facilities in Israel, the United Kingdom, India and Korea. In November 2004, we occupied new premises in Jerusalem, Israel that increased research and development expenses. The full year effect of the MediaHighway acquisition also contributed to the increase in costs. This increase has been partially offset as we have transferred some experienced staff from research and development to groups working on customer delivery, support and smart card processing. These transfers are the primary reason for the increase in the operations and support cost line as noted above.
    Sales and marketing costs have increased by 3% in fiscal 2005 due to attendance at an additional major trade show.
    General and administration costs increased by 27% in fiscal 2005. This increase was due primarily to higher employee bonuses, stock option charges, increased professional fees and the full year effect of the MediaHighway acquisition. In order to accommodate growth in personnel, during fiscal 2005 management committed to reoccupy a building that we had previously abandoned, and as a result of this commitment, we reversed a charge of approximately $5.5 million that was previously accrued in fiscal 2004.
    We estimate that the weaker U.S. dollar has increased our total operating costs by approximately $1.4 million in comparison to fiscal 2004. The U.S. dollar has strengthened in the first two months of fiscal 2006. If this trend continues, there will be a favourable effect on our reported operating expenses for fiscal 2006.
    The increase in amortization expense for fiscal 2005 compared to fiscal 2004 is due to the amortization of the fair value of intellectual property rights acquired as part of the MediaHighway acquisition. During fiscal 2004, we recorded an impairment charge of $11.4 million, being the cost of goodwill acquired as part of the MediaHighway acquisition.

    Operating income and other items

    As a result of the factors outlined above, operating income was $20.1 million for the three months ended June 30, 2005 compared to an operating loss of $1.0 million for the three month ended June 30, 2004. Full year operating income was $92.2 million, an increase of 90% over fiscal 2004.
    The increase in interest income over the corresponding periods was due to higher average cash balances.
    As a result of a change in the mix of income arising in different jurisdictions, our average tax rate for fiscal 2005 was 27.0%. This is less than we had anticipated and accordingly the tax charge recorded in the quarter was very small. The effective tax rate in fiscal 2004 was higher as we received no relief for the goodwill impairment charge.
    As a consequence of all these factors, net income for the three months ended June 30, 2005 was $21.9 million, or $0.40 per share ($0.38 on a diluted basis). For the full year, net income was $74.0 million, or $1.35 per share ($1.29 on a diluted basis) compared to $37.0 million, or $0.69 per share ($0.67 on a diluted basis) for fiscal 2004.

    Cash flow and working capital

    As of June 30, 2005 we had cash of $339.8 million. Cash of $117.7 million was generated from operating activities in fiscal 2005 compared to $91.7 million in fiscal 2004. The increase in net cash provided by operating activities reflects higher receipts from customers, particularly in respect of conditional access income from DIRECTV and income from the MediaHighway business. In particular, we have received monthly security fees, which include amounts for the future supply of changeover smart cards to be procured and delivered in future years. The increases in receipts were offset in part by higher payments to suppliers of smart cards and higher payments of payroll costs and travel expenses as a result of an increase in the number of our employees.
    Cash payments for capital expenditure amounted to $20.5 million during fiscal 2005 compared to $17.2 million during fiscal 2004. The increase in expenditure relates to the purchase of technical development and test equipment used by our software development engineers and customer support employees as well as our new facility in Israel. We have commenced work in fitting out new premises in Bangalore, India, Orange County, California and Heathrow, England. Other investing activities during fiscal 2004 included the acquisition of the MediaHighway business, involving a net cash outflow of $65.0 million.
    During fiscal 2005 we received $13.3 million from the exercise by employees of stock options compared to $2.2 million in fiscal 2004.

    About NDS

    NDS Group plc (NASDAQ/ Euronext Brussels: NNDS), a majority-owned subsidiary of News Corporation is a leading supplier of open end-to-end digital pay TV solutions for the secure delivery of entertainment and information to television set-top boxes and IP devices. See www.nds.com for more information about NDS.

    Cautionary Statement Concerning Forward-looking Statements

    This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The "forward-looking statements" included in this document are made only as of the date of this document and we do not have any obligation to publicly update any "forward-looking statements" to reflect subsequent events or circumstances, except as required by law.

    CONFERENCE CALL

    Dr. Abe Peled, President and Chief Executive Officer and Alex
Gersh, Chief Financial Officer, will host a conference call to discuss this announcement and answer questions at 2:00 pm UK time (9:00 am New York time) on Tuesday August 9, 2005.


Dial-in

UK Free Dial-in:        0500 551 099
US Free Dial-in:        1-888-222-0364
International Dial-in:  +44 207 162 0180

Replay

Replay passcode:        669293            }
UK Toll Free Replay:    0800 538 1860     } Available for seven days
US Toll Free Replay:    1-888-365-0240    }
International Replay:   +44 207 031 4064  }


    An audio replay will also be available on the NDS website www.nds.com from midday UK time on August 10, 2005 onwards.

    NDS Group plc
    Condensed Consolidated Statements of Operations
    (in thousands, except per-share amounts)


                            For the three months   For the years ended
                                    ended
                             30-Jun-05  30-Jun-04  30-Jun-05 30-Jun-04
                             ---------  ---------  --------- ---------
Revenue:
        Conditional access    $95,659    $55,351   $339,414  $178,286
        Integration,
         development &
         support                9,956     12,369     52,636    55,601
        License fees &
         royalties             18,286     12,639     71,443    51,673
        New technologies       21,304     19,208     85,945    64,942
        Other                   1,629      1,721      6,892     6,161
                               -------    -------    -------   -------
Total revenue                 146,834    101,288    556,330   356,663
                              --------    -------    -------   -------
Cost of goods and services
 sold:
        Smart card costs      (37,128)   (10,767)  (131,466)  (26,708)
        Operations & support  (19,894)   (13,835)   (72,254)  (47,708)
        Royalties              (2,625)    (1,552)   (13,198)   (7,160)
        Other                     623       (333)    (2,020)   (2,811)
                               -------    -------    -------   -------
Total cost of goods and
 services sold                (59,024)   (26,487)  (218,938)  (84,387)
                               -------    -------    -------   -------
Gross margin                   87,810     74,801    337,392   272,276
                               -------    -------    -------   -------
Operating expenses:
        Sales & marketing      (6,666)    (6,247)   (25,820)  (25,145)
        Research &
         development          (47,003)   (43,982)  (166,504) (146,190)
        General &
         administration       (11,072)    (8,786)   (43,352)  (34,140)
        Amortization of
         other intangibles     (2,773)    (3,257)   (12,349)   (8,177)
        Goodwill impairment         -                     -
         charge                          (11,391)             (11,391)
        Foreign exchange
         gains (losses)          (150)    (2,170)     2,824     1,192
                               -------    -------    -------   -------
Total operating expenses      (67,664)   (75,833)  (245,201) (223,851)
                               -------    -------    -------   -------
Operating income (loss)        20,146     (1,032)    92,191    48,425
                               -------    -------    -------   -------
Other income:
        Interest                2,619      1,790      9,719     7,294
        Losses on
         investments             (605)      (446)      (559)     (446)
                               -------    -------    -------   -------
Total other income              2,014      1,344      9,160     6,848
                               -------    -------    -------   -------
Income before income tax
expense and minority interests
 in subsidiaries, net of tax   22,160        312    101,351    55,273

Income tax expense               (253)    (1,011)   (27,353)  (19,061)
Minority interests in               -                     -
 subsidiaries, net of tax                    750                  843
                               -------    -------    -------   -------
Net Income                    $21,907        $51    $73,998   $37,055
                               =======    =======    =======   =======
Net income per share:
Basic net income per share      $0.40      $0.00      $1.35     $0.69
Diluted net income per share    $0.38      $0.00      $1.29     $0.67
                               =======    =======    =======   =======


    NDS Group plc
    Condensed Consolidated Balance Sheets
    (in thousands, except share amounts)

                                                    As of        As of
                                                30-Jun-05    30-Jun-04
                                                   ------       ------
ASSETS
Current assets:
        Cash and cash equivalents               $339,791     $228,620
        Accounts receivable                       73,588       84,295
        Accrued income                            25,391       21,845
        Inventories                               41,508       35,972
        Prepaid expenses                          15,795       15,843
        Other current assets                       3,595        6,836
                                                  -------      -------
Total current assets                             499,668      393,411

Property, plant & equipment, net                  33,962       29,472
Goodwill                                          64,236       66,296
Other intangibles, net                            48,537       61,681
Deferred tax assets                                5,121        9,153
Other non-current assets                          20,374       17,146
                                                  -------      -------
Total assets                                    $671,898     $577,159
                                                  =======      =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
        Accounts payable                         $18,336      $51,552
        Customer deposits, advance receipts &
         deferred income                          47,175       62,579
        Accrued payroll costs                     25,069       21,554
        Accrued expenses                          21,097       18,248
        Income tax liabilities                     4,070        6,812
        Other current liabilities                 13,498       15,393
                                                  ------      -------
Total current liabilities                        129,245      176,138

Accrued expenses                                  28,547       32,392
Deferred income                                   87,353       35,285
                                                  -------      -------
Total liabilities                                245,145      243,815
                                                  -------      -------
Stockholders' equity:
Series A ordinary shares, par value $0.01 per
 share:
13,318,546 and 12,186,598 shares outstanding
 as of June 30, 2005 and 2004, respectively          133          122
Series B ordinary shares, par value $0.01 per
 share:
42,001,000 shares outstanding as of June 30,
 2005 and 2004                                       420          420
Deferred shares, par value GBP  1 per
 share:
42,000,002 shares outstanding as of June 30,
 2005 and 2004                                    64,103       64,103
Additional paid-in capital                       498,363      478,599
Accumulated deficit and other comprehensive
 income                                         (136,266)    (209,900)
                                                   ------       ------
Total stockholders' equity                       426,753      333,344
                                                   ------       ------
Total liabilities and stockholders'
 equity                                         $671,898     $577,159
                                                   ======       ======


    NDS Group plc
    Condensed Consolidated Statements of Cash Flows
    (in thousands)


                                          For the years ended June 30,
                                                   2005          2004
                                                  ------        ------
Operating activities:
Net income                                      $73,998       $37,055

Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation                                15,405        13,526
     Amortization of other
      intangibles                                12,349         8,177
     Impairment charge                                -        11,391
     Stock-based compensation                     4,327         4,743
     Losses on investments                          559           446
     Minority interest in subsidiaries,               -
      net of tax                                                 (843)

Change in operating assets and
 liabilities, net of acquisitions                11,054        17,164
                                                  ------        ------
Net cash provided by operating
 activities                                     117,692        91,659
                                                  ------        ------
Investing activities:
Capital expenditure                             (20,545)      (17,206)
Proceeds from sale of investments                   264             -
Business acquisitions, net of cash
 acquired                                           (17)      (65,644)
Other                                                 -          (870)
                                                  ------        ------
Net cash used in investing activities           (20,298)      (83,720)
                                                  ------        ------
Financing activities:
Issuance of shares                               13,294         2,212
Other                                                 -            40
                                                  ------        ------
Net cash provided by financing
 activities                                      13,294         2,252
                                                  ------        ------

Net increase in cash and cash
 equivalents                                    110,688        10,191

Cash and cash equivalents, beginning of
 period                                         228,620       202,185
Exchange movements                                  483        16,244
                                                  ------        ------
Cash and cash equivalents, end of
 period                                        $339,791      $228,620
                                                  ======        ======



    CONTACT: NDS Group plc
             Margot Field (Media)
             Tel: +44 208 476 8158
             or
             Yael Fainaro (IR)
             Tel: +44 208 476 8287
             or
             Shared Value
             Alex Dee
             Tel: +44 207 321 5013
             or
             Breakaway Communications US
             Kelly Fitzgerald
             Tel:  +1 212 590 2555